FOR IMMEDIATE RELEASE

Company Contact:
David Weinberg Chief Operating Officer, Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:
Andrew Greenebaum Addo Communications (310) 829-5400

SKECHERS ANNOUNCES SECOND QUARTER 2013 FINANCIAL RESULTS
• Net Sales Increase 11.5 Percent to $428.2 Million
• Earnings from Operations of $17.2 Million
• Net Earnings of $7.1 Million
• Diluted Earnings Per Share of $0.14

MANHATTAN BEACH, CA. – July 24, 2013 – SKECHERS USA, Inc. (NYSE:SKX), a global leader in lifestyle footwear, today announced financial results for the second quarter ended June 30, 2013.

Second quarter 2013 net sales were $428.2 million compared to $384.0 million for the second quarter of 2012. Gross profit for the second quarter of 2013 was $194.9 million or 45.5 percent of net sales compared to $171.3 million or 44.6 percent of net sales for the second quarter of last year. Earnings from operations for the second quarter of 2013 were $17.2 million versus a loss from operations of $1.5 million for the second quarter of 2012.

“The strong increase in second quarter sales is the result of double-digit gains in both our international wholesale and company-owned retail businesses as well as the single-digit improvements in our domestic wholesale division. Our 45.5 percent gross margins are the result of improvements in our company-owned retail stores and international subsidiary businesses combined with the expected decrease in international distributor sales, which carry lower gross margins,” began David Weinberg, chief operating officer and chief financial officer. “Further, the demand for our fresh product also resulted in a 16.5 percent increase in domestic and international comp store sales, a leading indicator of the underlying strength of our product offerings. We are particularly pleased with the growth given that Easter fell into the first quarter this year as opposed to the second quarter last year, and that we achieved gains despite the unseasonably cooler Spring temperatures in the United States and many other regions.”

Net earnings in the second quarter of 2013 were $7.1 million compared to a net loss of $1.8 million for the second quarter of 2012. Diluted net earnings per share were $0.14 based on 50,497,000 weighted average shares outstanding compared to diluted net loss per share of $0.04 based on 49,296,000 weighted average shares outstanding for the same period last year.

For the six months ended June 30, 2013, net sales were $879.9 million compared to net sales of $735.3 million in the first six months of 2012. Gross profit for the first six months of 2013 was $387.6 million or 44.1 percent of net sales, compared to $327.0 million or 44.5 percent of net sales for the first six months of 2012. Earnings from operations for the first six months of 2013 were $32.5 million, compared to a loss from operations of $5.9 million for the same period last year.

Net earnings in the first six months of 2013 were $13.8 million compared to net a loss of $5.4 million in the same period last year. Diluted net earnings per share were $0.27 based on 50,494,000 weighted average common shares outstanding compared to a net loss of $0.11 based on 49,281,000 weighted average common shares outstanding for the first six months of 2012.

Robert Greenberg, SKECHERS chief executive officer, commented: “In June, we hosted our 21st annual Global Sales Conference for our domestic, international and retail teams to review our products, and we have spent much of this month in key account meetings at our corporate offices doing the same. The positive feedback we have received in these meetings is unlike any we have previously experienced. We believe this is due to a more diversified product balance. With strong offerings throughout our footwear lines, we now have many key product successes, including Skechers Relaxed Fit, which crosses into our lifestyle athletic and casual divisions. This increased product balance has allowed us to redefine many of our lines and grow our divisions through new offerings, including the year-round extension of our charitable line BOBS, which reached the five million pair donation mark in June, and the expansion of our award-winning SKECHERS Performance Division, which has grown into a solid business. We continue to support our brands with numerous men’s, women’s and kids television campaigns, and for Back to School, many of the same commercials will be shown around the world to support our global business. We are now seeing the impact of our key product initiatives and marketing support taking hold around the world. Based on the reaction at our recent key account meetings and current performance in the market, we believe the momentum we are experiencing will continue through this year and into next year.”

Mr. Weinberg added: “We believe the first six months of 2013 with improved sales, gross margins and earnings are an indication of the financial performance we will achieve in the back half of the year. Our return to profitability, cash balance of $333.0 million, and in-line inventory levels are indicators of our determination to efficiently manage our business. We are experiencing exceptional sell-throughs on the broadest assortment of key product in our company’s history. We are looking forward to delivering the remainder of our fall product offerings, and launching the next phase of our development for a successful holiday and Spring 2014.”

ABOUT SKECHERS USA, INC.

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under the SKECHERS name. SKECHERS footwear is available in the United States through department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and subsidiaries in Canada, Brazil, Chile, Japan, and across Europe, as well as through joint ventures in Asia. For more information, please visit www.skechers.com, and follow us on Facebook (www.facebook.com/SKECHERS) and Twitter (twitter.com/SKECHERSUSA).

This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the Company’s future financial results and operations, future demand for its products and its planned advertising and marketing initiatives. Forward-looking statements can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include the resignation of the Company’s former independent registered public accounting firm, and its withdrawal of its audit reports with respect to certain of the Company’s historical financial statements; international, national and local general economic, political and market conditions including the ongoing global economic slowdown and market instability; entry into the highly competitive performance footwear market; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers, decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2012, and its Form 10-Q for the quarter ended March 31, 2013. The risks included here are not exhaustive. The Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

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SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30,	(Unaudited)
	2013	December 31,
		2012

ASSETS
Current Assets:
Cash and cash equivalents	$333,006	$325,826
Trade accounts receivable, net	252,095	213,697
Other receivables	6,048	7,491

Total receivables	258,143	221,188
Inventories	285,489	339,012
Prepaid expenses and other current assets	24,095	27,755
Deferred tax assets	26,532	26,531

Total current assets	927,265	940,312
Property, plant and equipment, at cost, less accumulated depreciation and amortization	359,053	362,446
Goodwill and other intangible assets, less applicable amortization	2,750	3,242
Deferred tax assets	13,089	16,387
Other assets, at cost	19,733	17,833

Total non-current assets	394,625	399,908

TOTAL ASSETS	$1,321,890	$1,340,220

LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$11,842	$11,668
Short-term borrowings	1,345	2,425
Accounts payable	221,949	241,525
Accrued expenses	29,088	36,923

Total current liabilities	264,224	292,541
Long-term borrowings, excluding current installments	122,549	128,517
Other long-term liabilities	111	73

Total non-current liabilities	122,660	128,590
Total liabilities	386,884	421,131
Stockholders’ equity:
Skechers U.S.A., Inc. equity	887,758	875,969
Noncontrolling interests	47,248	43,120

Total equity	935,006	919,089

TOTAL LIABILITIES AND EQUITY	$1,321,890	$1,340,220

SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net sales	$428,247	$384,001	$879,868	$735,275
Cost of sales	233,353	212,659	492,242	408,237

Gross profit	194,894	171,342	387,626	327,038
Royalty income, net	1,424	1,609	3,194	2,745

	196,318	172,951	390,820	329,783

Operating expenses:
Selling	42,088	39,100	79,784	69,449
General and administrative	137,066	135,382	278,534	266,259

	179,154	174,482	358,318	335,708

Earnings (loss) from operations	17,164	(1,531)	32,502	(5,925)
Other income (expense):
Interest, net	(2,991)	(3,256)	(5,540)	(5,977)
Other, net	(695)	556	(3,618)	416

	(3,686)	(2,700)	(9,158)	(5,561)

Earnings (loss) before income tax expense (benefit)	13,478	(4,231)	23,344	(11,486)
Income tax expense (benefit)	4,632	(2,887)	6,910	(6,732)

Net earnings (loss)	8,846	(1,344)	16,434	(4,754)
Less: Net earnings attributable to noncontrolling interests	1,752	438	2,660	694

Net earnings (loss) attributable to Skechers U.S.A., Inc.	$7,094	$(1,782)	$13,774	$(5,448)

Net earnings (loss) per share attributable to Skechers U.S.A., Inc.:
Basic	$0.14	$(0.04)	$0.27	$(0.11)

Diluted	$0.14	$(0.04)	$0.27	$(0.11)

Weighted average shares used in calculating earnings (loss) per share attributable to Skechers U.S.A., Inc.:
Basic	50,298	49,296	50,297	49,281

Diluted	50,497	49,296	50,494	49,281